Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-172740 of our report dated November 15, 2013, relating to the financial statements of MedAssets, Inc. Employee Stock Purchase Plan, which appears in this Annual Report on Form 11-K of the MedAssets, Inc. Employee Stock Purchase Plan for the years ended August 31, 2013 and 2012.

/s/ Smith & Howard

Atlanta, GA

November 17, 2014